Exhibit 99.1

Kairos Acquisition Corp. Announces Pricing of $240 Million Upsized Initial Public Offering

New York, New York, Jan. 05, 2021 (GLOBE NEWSWIRE) -- Kairos Acquisition Corp. (the “Company”) announced today the pricing of its initial public offering of 24,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Capital Market (the “Nasdaq”) and trade under the ticker symbol “KAIRU” beginning on January 6, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “KAIR” and “KAIRW,” respectively. The offering is expected to close on January 8, 2021.

Kairos Acquisition Corp. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, the Company intends to focus on regulated insurance or reinsurance companies, distributors or technology and insurance service providers that focus on specialty lines of business or that target product or customer niches. The Company is led by Chief Executive Officer, Peter Bang and Chief Financial Officer, Jerry de St. Paer.

Citigroup Global Markets Inc.  is acting as the sole-book running manager of the offering. I-Bankers Securities, Inc. is acting as the co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,600,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 5, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained by contacting Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, tel: 800-831-9146; or I-Bankers Securities, Inc. at 535 5th Ave., 4th Floor, New York, NY 10017.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Peter Bang
917-783-4057
Pbang@ergcapitalpartnes.com